FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports First Quarter 2018 Earnings and Affirms Full-Year Guidance
Traffic grows 3.7 percent, driving comparable sales growth of 3.0 percent;
Earnings per Share increase more than 9 percent year-over-year

•	First quarter traffic growth of 3.7 percent is the strongest quarterly performance in over 10 years.

•	First quarter digital sales increased 28 percent, on top of 21 percent growth in first quarter 2017.

•	GAAP EPS from continuing operations were $1.33, up 9.1 percent from last year. Adjusted EPS[1] were $1.32, up 9.4 percent from last year.

•	The Company saw broad market share gains across its core merchandise categories.

•
In the first quarter the Company completed 56 remodels, opened 7 new stores, introduced 3 new brands and a successful limited-time collaboration with Hunter, launched its new Drive-Up service in more than 250 stores, expanded Target Restock nationwide and rolled out same-day delivery from more than 700 stores, enabled by its recent acquisition of Shipt.

•	In the second quarter, Target expects an acceleration in its comparable sales into the low to mid single-digit range.

•	The midpoint of Target’s second quarter EPS guidance range is approximately 15 percent higher than second quarter 2017 GAAP EPS from continuing operations of $1.21 and Adjusted EPS of $1.22.

•	For additional media materials, please visit:

•	https://corporate.target.com/article/2018/05/q1-2018-earnings

MINNEAPOLIS (May 23, 2018) - Target Corporation (NYSE: TGT) today announced its first quarter 2018 financial performance2, including first quarter comparable sales growth of 3.0 percent and 3.7

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[1] Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.
[2] Beginning February 4, 2018, the Company adopted the new accounting standard for revenue recognition, leases and pensions. The financial information included in this earnings release reflects the adoption of these standards, with prior periods adjusted to conform with the current period presentation. Detail on the new accounting standards and adjusted prior period financials were provided in the Company’s Form 8-K filed on May 11, 2018.

Target Corporation Reports First Quarter 2018 Earnings - Page 2 of 14

percent traffic growth. The Company reported GAAP earnings per share (EPS) from continuing operations of $1.33 in first quarter 2018, up 9.1 percent from $1.21 in first quarter 2017. First quarter Adjusted EPS were $1.32, up 9.4 percent from $1.20 in first quarter 2017. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“We’re very pleased that our business continued to generate strong traffic and sales growth in the first quarter, as we made significant progress in support of our long-term strategic initiatives,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “Our first quarter performance reflects the benefit of our unique multi-category portfolio. Strong sales growth in our home, essentials and food & beverage categories offset the impact of delayed sales in temperature-sensitive categories, which accelerated rapidly in recent weeks as weather improved across the country. Additionally, our team is delivering excellent execution and guest service every day, and momentum in our traffic has accelerated in the second quarter. As a result, we expect Target’s second quarter comparable sales growth will move into the low to mid single-digit range, and the midpoint of our second quarter EPS guidance represents approximately 15 percent growth over last year.”

Second Quarter and Full-Year 2018 Guidance
Target expects second quarter comparable sales growth to accelerate into the low to mid single-digit range. For the second quarter, the Company expects both GAAP EPS from continuing operations and Adjusted EPS of $1.30 to $1.50, compared with GAAP EPS from continuing operations of $1.21 and Adjusted EPS of $1.22 in first quarter 2017.
For full-year 2018, Target continues to expect a low-single digit increase in comparable sales, and both GAAP EPS from continuing operations and Adjusted EPS of $5.15 to $5.45.
Second quarter and full-year 2018 GAAP EPS from continuing operations may include the impact of certain discrete items which will be excluded in calculating Adjusted EPS. The Company is not currently aware of any such discrete items, beyond those matters reported in first quarter 2018.

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Target Corporation Reports First Quarter 2018 Earnings - Page 3 of 14

Operating Results
Total revenue of $16.8 billion increased 3.4 percent from $16.2 billion last year, reflecting sales growth of 3.5 percent combined with a slight decline in other revenue. First quarter sales growth reflected comparable sales growth of 3.0 percent combined with the contribution from non-mature stores. Comparable digital channel sales grew 28 percent and contributed 1.1 percentage points of comparable sales growth. Operating income was $1,041 million in first quarter 2018, down 9.9 percent from $1,155 million in 2017.
First quarter operating income margin rate was 6.2 percent, compared with 7.1 percent in 2017. First quarter gross margin rate was 29.8 percent, compared with 30.0 percent in 2017, reflecting pressure from digital fulfillments costs and sales mix, partially offset by the benefit of the Company’s cost saving efforts and the net impact of changes to the Company’s pricing and promotions. First quarter SG&A expense rate was 21.1 percent in 2018, compared with 20.7 percent in 2017, driven by higher compensation costs, including investments in store team member hours and wage rates.

Interest Expense and Taxes from Continuing Operations
The Company’s first quarter 2018 net interest expense was $121 million, down 13.4 percent from $140 million last year, reflecting debt retirement and refinancing activity conducted in 2017. First quarter 2018 effective income tax rate from continuing operations was 22.6 percent, compared with 34.5 percent last year, primarily due to the impact of recently-enacted federal tax reform legislation (the Tax Act).

Capital Deployment
In first quarter 2018 the Company made capital investments of $827 million in property and equipment, and returned $828 million to shareholders, including:

•	Dividends of $334 million, compared with $332 million in first quarter 2017, reflecting an increase in the dividend per share offset by a decline in share count.

•	Share repurchases totaling $494 million that retired 6.9 million shares of common stock at an average price of $71.24.

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Target Corporation Reports First Quarter 2018 Earnings - Page 4 of 14

As of the end of the first quarter, the Company had approximately $2.8 billion of remaining capacity under its current $5 billion share repurchase program, reflecting first quarter purchases and an accelerated share repurchase transaction which will settle in the second quarter.
For the trailing twelve months through first quarter 2018, after-tax return on invested capital (ROIC) was 15.2 percent, compared with 13.8 percent for the twelve months through first quarter 2017. The year-over-year increase in first quarter 2018 reflected discrete impacts of the Tax Act combined with the benefit of a lower structural tax rate and lower working capital, partially offset by the impact of lower pretax earnings. Excluding the discrete impacts of the Tax Act, ROIC was 13.5 percent for the trailing twelve months ended May 5, 2018. See the tables of this release for additional information about the Company’s ROIC calculation.

Conference Call Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CDT today. Investors and the media are invited to listen to the call at investors.target.com (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CDT today through the end of business on May 25, 2018. The replay number is 866-505-9259.

Miscellaneous
Statements in this release regarding second quarter and full-year 2018 earnings per share and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 3, 2018. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

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Target Corporation Reports First Quarter 2018 Earnings - Page 5 of 14

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,829 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports First Quarter 2018 Earnings - Page 6 of 14

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 5, 2018	April 29, 2017 As Adjusted (a)	Change
Sales	$16,556	$15,995	3.5%
Other revenue	225	228	(1.2)
Total revenue	16,781	16,223	3.4
Cost of sales	11,625	11,199	3.8
Selling, general and administrative expenses	3,545	3,353	5.7
Depreciation and amortization (exclusive of depreciation included in cost of sales)	570	516	10.5
Operating income	1,041	1,155	(9.9)
Net interest expense	121	140	(13.4)
Net other (income) / expense	(7)	(15)	(51.2)
Earnings from continuing operations before income taxes	927	1,030	(10.0)
Provision for income taxes	210	355	(41.0)
Net earnings from continuing operations	717	675	6.3
Discontinued operations, net of tax	1	3
Net earnings	$718	$678	5.9%
Basic earnings per share
Continuing operations	$1.34	$1.22	9.4%
Discontinued operations	—	0.01
Net earnings per share	$1.34	$1.23	8.9%
Diluted earnings per share
Continuing operations	$1.33	$1.21	9.1%
Discontinued operations	—	0.01
Net earnings per share	$1.33	$1.22	8.7%
Weighted average common shares outstanding
Basic	536.9	552.4	(2.8)%
Dilutive impact of share-based awards	4.1	2.8
Diluted	541.0	555.2	(2.6)%
Antidilutive shares	2.2	3.0
Dividends declared per share	$0.62	$0.60	3.3%
Note: Per share amounts may not foot due to rounding.

(a)
Beginning with the first quarter 2018, we adopted the new accounting standards for revenue recognition, leases, and pensions. We are presenting prior period results on a basis consistent with the new standards and conformed to the current period presentation. We provided additional information about the impact of the new accounting standards on previously reported financial information in a Form 8-K filed on May 11, 2018.

Target Corporation Reports First Quarter 2018 Earnings - Page 7 of 14

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	May 5, 2018	February 3, 2018 As Adjusted (a)	April 29, 2017 As Adjusted (a)
Assets
Cash and cash equivalents	$1,060	$2,643	$2,680
Inventory	8,652	8,597	7,920
Other current assets	1,164	1,300	1,116
Total current assets	10,876	12,540	11,716
Property and equipment
Land	6,090	6,095	6,105
Buildings and improvements	28,363	28,131	27,320
Fixtures and equipment	5,135	5,623	5,177
Computer hardware and software	2,511	2,645	2,546
Construction-in-progress	639	440	379
Accumulated depreciation	(17,971)	(18,398)	(17,285)
Property and equipment, net	24,767	24,536	24,242
Operating lease assets	1,958	1,884	1,879
Other noncurrent assets	1,328	1,343	723
Total assets	$38,929	$40,303	$38,560
Liabilities and shareholders’ investment
Accounts payable	$8,131	$8,677	$6,537
Accrued and other current liabilities	3,630	4,094	3,973
Current portion of long-term debt and other borrowings	283	281	1,729
Total current liabilities	12,044	13,052	12,239
Long-term debt and other borrowings	11,107	11,117	10,916
Noncurrent operating lease liabilities	2,007	1,924	1,923
Deferred income taxes	744	693	843
Other noncurrent liabilities	1,869	1,866	1,660
Total noncurrent liabilities	15,727	15,600	15,342
Shareholders’ investment
Common stock	44	45	46
Additional paid-in capital	5,664	5,858	5,674
Retained earnings	6,187	6,495	5,885
Accumulated other comprehensive loss	(737)	(747)	(626)
Total shareholders’ investment	11,158	11,651	10,979
Total liabilities and shareholders’ investment	$38,929	$40,303	$38,560
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 532,916,612, 541,681,670 and 551,657,501 shares issued and outstanding at May 5, 2018, February 3, 2018 and April 29, 2017, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding during any period presented.

(a)	Additional information is provided on page 6.

Target Corporation Reports First Quarter 2018 Earnings - Page 8 of 14

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 5, 2018	April 29, 2017 As Adjusted (a)
Operating activities
Net earnings	$718	$678
Earnings from discontinued operations, net of tax	1	3
Net earnings from continuing operations	717	675
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	631	581
Share-based compensation expense	42	16
Deferred income taxes	48	2
Noncash losses / (gains) and other, net	40	(19)
Changes in operating accounts
Inventory	(55)	323
Other assets	26	22
Accounts payable	(604)	(715)
Accrued and other liabilities	(333)	372
Cash provided by operating activities—continuing operations	512	1,257
Cash provided by operating activities—discontinued operations	2	48
Cash provided by operations	514	1,305
Investing activities
Expenditures for property and equipment	(827)	(486)
Proceeds from disposal of property and equipment	4	13
Other investments	5	(9)
Cash required for investing activities	(818)	(482)
Financing activities
Reductions of long-term debt	(12)	(10)
Dividends paid	(334)	(332)
Repurchase of stock	(524)	(317)
Accelerated share repurchase pending final settlement	(425)	—
Stock option exercises	16	4
Cash required for financing activities	(1,279)	(655)
Net (decrease) / increase in cash and cash equivalents	(1,583)	168
Cash and cash equivalents at beginning of period	2,643	2,512
Cash and cash equivalents at end of period	$1,060	$2,680

(a)	Additional information is provided on page 6.

Target Corporation Reports First Quarter 2018 Earnings - Page 9 of 14

TARGET CORPORATION

Operating Results

	Three Months Ended
Rate Analysis (unaudited)	May 5, 2018	April 29, 2017 As Adjusted (a)
Gross margin rate (b)	29.8%	30.0%
SG&A expense rate (c)	21.1	20.7
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate (b)	3.4	3.2
Operating income margin rate (c)	6.2	7.1

(a)	Additional information is provided on page 6.

(b)	Calculated as gross margin (sales less cost of sales) divided by sales.

(c)
Calculated as the applicable amount divided by total revenue. Other revenue includes $167 million and $171 million of profit-sharing income under our credit card program agreement for the three months ended May 5, 2018 and April 29, 2017, respectively.

	Three Months Ended
Comparable Sales (unaudited)	May 5, 2018	April 29, 2017
Comparable sales change	3.0%	(1.3)%
Drivers of change in comparable sales
Number of transactions	3.7	(0.8)
Average transaction amount	(0.6)	(0.6)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended
	May 5, 2018	April 29, 2017
Stores channel comparable sales change	1.9%	(2.2)%
Digital channel contribution to comparable sales change	1.1	0.8
Total comparable sales change	3.0%	(1.3)%
Note: Amounts may not foot due to rounding.

	Three Months Ended
Sales by Channel (unaudited)	May 5, 2018	April 29, 2017 As Adjusted (a)
Stores	94.8%	95.8%
Digital	5.2	4.2
Total	100%	100%

(a)	Additional information is provided on page 6.

Target Corporation Reports First Quarter 2018 Earnings - Page 10 of 14

	Three Months Ended
REDcard Penetration (unaudited)	May 5, 2018	April 29, 2017
Target Debit Card	13.5%	13.6%
Target Credit Cards	10.6	11.1
Total REDcard Penetration	24.1%	24.7%
Note: Amounts may not foot due to rounding. In Q1 2018, we refined our calculation of REDcard penetration. The prior period amount has been updated to conform with the current period methodology, resulting in an increase of 0.2 percentage points to the Total REDcard Penetration at April 29, 2017.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	May 5, 2018	February 3, 2018	April 29, 2017	May 5, 2018	February 3, 2018	April 29, 2017
170,000 or more sq. ft.	274	274	276	48,951	48,966	49,328
50,000 to 169,999 sq. ft.	1,502	1,500	1,505	189,258	189,030	189,746
49,999 or less sq. ft.	53	48	26	1,477	1,359	709
Total	1,829	1,822	1,807	239,686	239,355	239,783

(a)	In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports First Quarter 2018 Earnings - Page 11 of 14

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	May 5, 2018			April 29, 2017 As Adjusted (a)
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.33			$1.21	9.1%
Adjustments
Income tax matters (b)	$—	$(5)	$(0.01)	$—	$(7)	$(0.01)
Adjusted diluted earnings per share from continuing operations			$1.32			$1.20	9.4%
Note: Amounts may not foot due to rounding.

(a)
Additional information is provided on page 6. Lease standard adoption resulted in a $0.01 reduction in both GAAP and Adjusted diluted earnings per share from continuing operations for the three months ended April 29, 2017.

(b)	Represents income from income tax matters not related to current period operations.

Consolidated earnings from continuing operations before interest expense and income taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures which we believe provide meaningful information about our operational efficiency compared to our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. Consolidated EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate consolidated EBIT and EBITDA differently, limiting the usefulness of the measure for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(millions) (unaudited)	May 5, 2018	April 29, 2017 As Adjusted (a)	Change
Net earnings from continuing operations	$717	$675	6.3%
+ Provision for income taxes	210	355	(41.0)
+ Net interest expense	121	140	(13.4)
EBIT (a)	$1,048	$1,170	(10.4)%
+ Total depreciation and amortization (b)	631	581	8.6
EBITDA (a)	$1,679	$1,751	(4.1)%

(a)	Additional information is provided on page 6. Adoption of the new accounting standards resulted in an $8 million decrease in EBIT for the three months ended April 29, 2017, with no impact on EBITDA.

(b)	Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales on our Consolidated Statements of Operations.

Target Corporation Reports First Quarter 2018 Earnings - Page 12 of 14

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	May 5, 2018 (a)		April 29, 2017 As Adjusted (b)
Operating income	$4,110		$4,723
+ Net other income / (expense)	51		93
EBIT	4,161		4,816
+ Operating lease interest (c)	80		75
Adjusted EBIT	4,241		4,891
- Income taxes (d)	692	(e)	1,633
Net operating profit after taxes	$3,549		$3,258

Denominator (dollars in millions) (unaudited)	May 5, 2018	April 29, 2017 As Adjusted (b)	April 30, 2016 As Adjusted (b)
Current portion of long-term debt and other borrowings	$283	$1,729	$1,634
+ Noncurrent portion of long-term debt	11,107	10,916	12,431
+ Shareholders' equity	11,158	10,979	12,506
+ Operating lease liabilities (f)	2,157	2,049	1,902
- Cash and cash equivalents	1,060	2,680	4,036
- Net assets of discontinued operations (g)	—	17	249
Invested capital	$23,645	$22,976	$24,188
Average invested capital (h)	$23,310	$23,582

After-tax return on invested capital (i)	15.2%	(e)	13.8%
After-tax return on invested capital excluding discrete impacts of Tax Act	13.5%	(e)

(a)	Consisted of 53 weeks.

(b)	Additional information is provided on page 6.

(c)
Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.

(d)
Calculated using the effective tax rates for continuing operations, which were 16.3 percent and 33.4 percent for the trailing twelve months ended May 5, 2018, and April 29, 2017, respectively. For the twelve months ended May 5, 2018, and April 29, 2017, includes tax effect of $679 million and $1,608 million, respectively, related to EBIT and $13 million and $25 million, respectively, related to operating lease interest.

(e)
The effective tax rate for the trailing twelve months ended May 5, 2018, includes discrete tax benefits of $343 million related to the Tax Cuts and Jobs Act (Tax Act), and the impact of the new lower U.S. corporate income tax rate.

(f)
Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities on the Consolidated Statements of Financial Position.

(g)	Included in Other Assets and Liabilities on the Consolidated Statements of Financial Position.

(h)	Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.

(i)	Adoption of the new lease standard reduced ROIC by approximately 0.5 percentage points for all periods presented.

Target Corporation Reports First Quarter 2018 Earnings - Page 13 of 14

Beginning with the first quarter 2018, we adopted the new accounting standards for revenue recognition, leases, and pensions. To inform investors how Adjusted EPS from prior periods are affected, the following presents Adjusted EPS reflecting the impact of these accounting standards for the last three fiscal years, calculated in the same manner as described on page 11. We provided additional information about the impact of the new accounting standards on previously reported financial information in a Form 8-K filed on May 11, 2018.

As previously reported	Full-Year
(dollars in millions) (unaudited)	2017	2016	2015
GAAP diluted earnings per share from continuing operations	$5.32	$4.58	$5.25
Adjustments
Tax Act (b)	$(0.64)	$—	$—
Loss on early retirement of debt	0.14	0.44	—
Gain on sale (c)	—	—	(0.77)
Restructuring costs (d)	—	—	0.14
Pharmacy Transaction-related costs (e)	—	—	—
Data breach-related costs, net of insurance (f)	(0.01)	—	0.04
Impairments (g)	—	—	0.05
Other income tax matters (h)	(0.10)	(0.01)	(0.01)
Adjusted diluted earnings per share from continuing operations	$4.71	$5.01	$4.69
Amounts may not foot due to rounding. Footnote explanations are provided on page 14.

As adjusted (a)	Full-Year
(dollars in millions) (unaudited)	2017	2016	2015
GAAP diluted earnings per share from continuing operations	$5.29	$4.58	$5.25
Adjustments
Tax Act (b)	$(0.62)	$—	$—
Loss on early retirement of debt	0.14	0.44	—
Gain on sale (c)	—	—	(0.77)
Restructuring costs (d)	—	—	0.14
Pharmacy Transaction-related costs (e)	—	—	—
Data breach-related costs, net of insurance (f)	(0.01)	—	0.04
Impairments (g)	—	—	0.05
Other income tax matters (h)	(0.10)	(0.01)	(0.01)
Adjusted diluted earnings per share from continuing operations	$4.69	$5.00	$4.69
Amounts may not foot due to rounding. Footnote explanations are provided on page 14.

Target Corporation Reports First Quarter 2018 Earnings - Page 14 of 14

As previously reported	Quarterly
	2017				2016
(dollars in millions) (unaudited)	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
GAAP diluted earnings per share from continuing operations	$2.02	$0.87	$1.22	$1.22	$1.46	$1.06	$1.07	$1.02
Adjustments
Tax Act (b)	$(0.64)	$—	$—	$—	$—	$—	$—	$—
Loss on early retirement of debt	—	0.14	—	—	—	—	0.17	0.26
Pharmacy Transaction-related costs (e)	—	—	—	—	—	—	(0.01)	0.01
Data breach-related costs, net of insurance (f)	(0.01)	—	—	—	—	—	—	—
Other income tax matters (h)	—	(0.10)	0.01	(0.01)	—	(0.01)	—	—
Adjusted diluted earnings per share from continuing operations	$1.37	$0.91	$1.23	$1.21	$1.45	$1.04	$1.23	$1.29
Amounts may not foot due to rounding.

As adjusted (a)	Quarterly
	2017				2016
(dollars in millions) (unaudited)	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
GAAP diluted earnings per share from continuing operations	$1.99	$0.87	$1.21	$1.21	$1.46	$1.06	$1.06	$1.01
Adjustments
Tax Act (b)	$(0.63)	$—	$—	$—	$—	$—	$—	$—
Loss on early retirement of debt	—	0.14	—	—	—	—	0.17	0.26
Pharmacy Transaction-related costs (e)	—	—	—	—	—	—	(0.01)	0.01
Data breach-related costs, net of insurance (f)	(0.01)	—	—	—	—	—	—	—
Other income tax matters (h)	—	(0.10)	0.01	(0.01)	—	(0.01)	—	—
Adjusted diluted earnings per share from continuing operations	$1.36	$0.90	$1.22	$1.20	$1.45	$1.04	$1.22	$1.28
Amounts may not foot due to rounding.

(a)	Additional information is provided on page 6.

(b)
Represents discrete impacts of the Tax Cuts and Jobs Act legislation (the Tax Act) enacted in December of 2017, including remeasurement of our net deferred tax liabilities at the new 21 percent U.S. corporate income tax rate, providing deferred taxes for accumulated foreign earnings we no longer consider indefinitely reinvested, and other items not individually significant.

(c)	Represents the gain on the December 2015 sale of our pharmacy and clinic businesses (Pharmacy Transaction).

(d)	Costs related to our corporate restructuring announced during the first quarter of 2015.

(e)	Represents items related to the Pharmacy Transaction.

(f)	Represents costs related to the 2013 data breach, net of insurance recoveries.

(g)	Represents impairments related to our decision to wind down certain noncore operations.

(h)	Represents expense / (income) from other income tax matters not related to current period operations.